AGREEMENT FOR PURCHASE AND SALE OF
                          CLASS A PARTNERSHIP INTEREST

         THIS AGREEMENT, made this _______ day of _____________, 1997, by and between BILL GRAHAM FORD, INC., Bradenton, Florida _________ (the "Seller"), and MEALEY ACQUISITIONS, INC. OR ITS ASSIGNS, 350 S. Lake Destiny Dr., Orlando, FL 32810, a Florida corporation, (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller all of the Class A Partnership Interests of First Team Ford of Manatee, Ltd. (the "Partnership"), a limited partnership to be formed, which Partnership shall own all rights, privileges, easements and appurtenances thereto, and described in Exhibit "1" attached hereto ("Land") and the improvements thereon, located in Manatee County, Florida, including the Ford dealership facility, other buildings and related facilities ("Building"), (The Land and Building shall be collectively referred to as the "Property"); and

         WHEREAS, in connection with this Agreement, Purchaser and Seller have entered into a Contract for Sale dated as of even date herewith in connection with the sale of the Ford motor vehicle franchise operated from the Property and its related assets (the "Contract").

         NOW, THEREFORE, for and in consideration of the premises and the terms, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1. AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions hereinafter set forth, the Seller in consideration of the payment of the Purchase Price (as hereinafter defined) agrees to contribute, transfer and convey to the Partnership all of the Seller's right, title and interest in the following:

                  (a) the Land and the Building;

                  (b) to the extent of Seller's interest therein, any strips and gores adjoining or adjacent to the Land and any land lying in the bed of any street or avenue, open or proposed, in front of or adjoining the Land, any award made or to be made in lieu thereof, and any unpaid award for damage to the Land or the Building and improvements thereon by reason of a change of grade of any street or avenue and the Seller shall execute and deliver to the Purchaser, at Closing, or thereafter, on demand, all proper instruments for the conveyance of such title and the assignment and collection of any such award; and

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                 The Purchaser, in consideration of the performance of the
agreements of the Seller and in reliance upon the representations and warranties of the Seller herein contained, agrees to purchase and pay for the Property as hereinafter provided.

        2. PURCHASE PRICE. The purchase price for all of the Class A Partnership Interests shall be Three Million Dollars ($3,000,000.00). The total purchase price payable hereunder shall be subject to such prorations and adjustments as provided for herein. The Purchase Price shall be paid by (i) the pay-off of the existing mortgage in an amount not to exceed Two Hundred Ninety-Seven Thousand, Four Hundred Eighty-Five Dollars ($297,485.00); (ii) the assumption of the amount due the shareholders of Seller in an amount not to exceed One Million Three Hundred Forty-Five Thousand Dollars ($1,345,000.00), both of which shall be paid at closing; and (iii) the balance in cash at Closing to be wired into the account of Seller as it may designate.

                 This Agreement, the Purchase Price and Purchaser's obligations hereunder are contingent upon the contingencies set forth in Paragraphs 4 and 11 of the Contract in addition to the contingencies set forth herein, and a closing under this Agreement shall be contingent upon a closing under the Contract.

        3. CLOSING. Subject to the Feasibility Study, the curative periods of Paragraphs 4 and 12 and all conditions herein, the sale of the Partnership Interests shall be closed and the deed for the Property delivered to the Partnership on or contemporaneously with the closing of the Contract ("Closing Date"). This sale and purchase shall be closed at the offices of Purchaser's counsel or at such other location acceptable to the parties hereto.

        4. TITLE INSURANCE. Seller, at Seller's expense (but not to exceed minimum promulgated rate), shall obtain an ALTA Extended Form Owner's Title Insurance Policy (1987 Revised 4/6/90) ("Policy") unqualified, on the Property in the amount of $3,000,000.00; such Policy to be purchased from and issued by a title insurance company reasonably acceptable to ("Title Company") to the Partnership. A written commitment or binder for said insurance ("Binder"), together with legible copies of all instruments and documents affecting title to the Property as shown on said Binder, shall be delivered to Purchaser no later than thirty (30) days from the date of expiration of the Contingency.

                  In the event the Binder for such a Policy shows any exceptions to title unacceptable to Purchaser, other than the Permitted Exceptions set forth on Exhibit "3", Purchaser shall notify Seller or its attorney within fifteen (15) days after receipt of such Binder specifying the defects which exist with respect to the title. Seller shall have a period of thirty (30) days after receipt of such notice within which to cure any defects in title to the satisfaction of the attorney for Purchaser and so that the Policy will be written without such defect, and subject to the other terms and provisions of this Agreement, the sale of the Property shall be closed within ten (10) days after written proof of the successful completion of such curing being provided to Purchaser and its attorney; provided, however, no such closing shall be earlier than the date of closing as hereinabove provided. Seller agrees to proceed immediately and diligently to cure such defects in title for which it has received notice hereunder. If Seller fails to cure the defects within the time provided, Purchaser may, at its option, either (i) terminate this Agreement and thereupon all rights and liabilities arising hereunder

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shall terminate, or (ii) waive all conditions in this Paragraph 4 and, subject to all the other terms and provisions of this Agreement, close this transaction in the same manner as if no such defect or defects had been found.

                 This Agreement and Purchaser's obligation hereunder, including, but not limited to payment of the Purchase Price, is contingent upon the Seller being able to deliver to the Partnership good title to the Property free and clear of all claims, liens, and encumbrances other than the Permitted Exceptions set forth on Exhibit "3" and to the Purchaser title to the Class A Partnership Interest free and clear of all claims, liens and encumbrances.

        5. EXPENSES. Each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transaction contemplated hereby and in preparation thereof. Seller shall pay all of the costs of transferring the Property to the Partnership.

        6. REAL ESTATE TAXES, ASSESSMENTS AND PRORATIONS. Seller warrants all due and unpaid real estate taxes and intangible taxes on the Property have been paid or will be paid prior to the Closing Date. Real estate taxes on the Property which are not due and payable for the year of Closing shall be prorated as of the Closing Date and delivery of possession.

        7. CONVEYANCE. Upon payment of the Purchase Price, Seller shall convey the Partnership Interests to Purchaser or Purchaser's nominee or assignee by assignment and the Property to the Partnership by Statutory General Warranty Deed free and clear of all liens and encumbrances except for items shown as Permitted Exceptions in Exhibit "3".

        8. POSSESSION AND FEASIBILITY STUDY. Seller agrees to deliver absolute and exclusive occupancy and possession of the Property to the Partnership on the date of Closing. Purchaser, for a period of thirty (30) days from the date of this Agreement shall have the right to conduct a Feasibility Study ("Feasibility Study") for the use of the Property as Purchaser deems advisable, including but not limited to (i) having the zoning laws and other laws or ordinances and requirements affecting the Property and its use thereof examined or reviewed by Purchaser's representative, (ii) entering the Property to examine it, as Purchaser deems necessary, and (iii) reviewing the financial records for the Property. Seller agrees that Purchaser, its employees, agents and engineers may enter upon the Property or any portion thereof at all times during the term of this Agreement and do all things Purchaser deems necessary in connection with the Feasibility Study.

                 At any time prior to the expiration of the Feasibility Study period, Purchaser for any reason may elect to terminate this Agreement by written notice to Seller and Purchaser shall thereupon receive a full refund of any Deposit with interest paid under this Agreement or the Contract.

        9. REMEDIES UPON DEFAULT. If Purchaser fails or refuses to close under this Agreement, without just cause, and Seller is not in default under any of the terms and provisions of this Agreement and all of the conditions precedent and contingencies to Closing contained herein have been met, any Deposit paid by Purchaser hereunder or under the Contract shall be retained by Seller as full and final settlement of any and all claims hereunder.

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                 If Seller fails or refuses to perform this Agreement for the sale of the Property, Purchaser may either, at its sole option (i) demand a return of its Deposit and all amounts previously paid hereunder and upon such demand the Deposit with interest shall be returned to Purchaser and thereupon all rights and liabilities arising hereunder shall terminate, or (ii) sue Seller for specific performance of this Agreement.

        10. BROKERAGE. Seller represents to Purchaser that there are no real estate brokers, finders or other persons or entities that are entitled to a real estate commission, finder's fee or other fee. Seller agrees to defend, indemnify and hold Purchaser harmless against any person or entity claiming a real estate commission or fee in connection with this sale by, through or under Seller, including all costs and reasonable attorneys' fees expended by Purchaser in the defense of any such claim.

                 Purchaser represents to Seller that there are no real estate brokers, finders or other persons or entities that are entitled to a real estate commission, finder's fee or other fee through Purchaser. Purchaser agrees to defend, indemnify and hold harmless Seller against any person or entity claiming a real estate commission or fee in connection with this sale by, through or under Purchaser, including all costs and reasonable attorneys' fees expended by Seller in the defense of any such claim.

        11. RISK OF LOSS. Until the transfer of title of the Property to the Partnership, the risk of loss or damage to the Property shall be borne by Seller.

        12. SURVEY, PLANS, SPECIFICATIONS. Seller, upon Purchaser's request, will permit Purchaser to inspect and copy any existing surveys, plans, specifications, building and/or construction guarantees and warranties Seller has on the Property. Purchaser may obtain, at Purchaser's expense, a Survey ("Survey") of the Property prepared by a licensed Florida surveyor ("Surveyor") containing the legal description of the Property and a Certificate by the Surveyor satisfactory to the Purchaser. If the Survey shows any encroachment on the Property or that improvements currently located or intended to be located on the Property in fact encroach on the land of others, or violate any of the Agreement covenants (other than Permitted Exceptions on Exhibit "3"), the same shall be a title defect under Paragraph 4 above, shall be treated as such and shall be subject to the same curative period.

                 Seller shall deliver to Purchaser at Closing any and all architectural drawings, plans and specifications, interior design layouts and any other documentation ("Plans") relating to the Property in Seller's possession or reasonably available to Seller. All Plans and the existing surveys shall be the property of the Purchaser after the Closing Date.

        13. NATURE OF TITLE. Title to the Property shall be in fee simple and shall include all buildings and improvements of any kind and description now erected or placed thereon, if any, all tenements, hereditaments, easements, rights-of-way, appurtenances, passages, water rights, water courses, riparian rights, drainage rights and other rights, liberties and privileges thereon or in any way now or hereafter appertaining, including all of the right, title and interest of Seller in and to all public and private streets, roads, avenues, alleys, passageways (before and after vacation thereof) in front of or abutting the Property or any portion thereof.

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        14.      CONDEMNATION. If at any time prior to the recording of the
Warranty Deed, the Property or any portion thereof is taken by eminent domain or if any preliminary steps in any such taking occur, Purchaser may, at its option, within ten (10) business days after receipt of written notice of such fact from Seller, terminate this Agreement and the Deposit and all amounts previously paid hereunder shall be returned to Purchaser upon demand and thereupon all rights and liabilities arising hereunder shall terminate. Seller shall promptly notify Purchaser in writing of any such taking by eminent domain and all steps preliminary thereto as soon as the same shall occur. If Purchaser does not elect to so terminate this Agreement, the same shall remain in full force and effect and Seller shall in such event turn over or credit to Purchaser at the Closing all monies received by Seller by reason of such taking, and Seller shall assign to Purchaser all their right, title and interest in and to any awards that may be made for such taking and any additional money that may be payable thereunder.

        15. WARRANTIES AND REPRESENTATIONS. Seller makes the following representations and warranties to Purchaser and the Partnership in connection with the Property, each of which is and shall be fully performed and true as of both the date hereof and the Closing Date. Notwithstanding the foregoing, Seller shall be liable for any damages incurred by Purchaser resulting from the representations and warranties not being true, complete and accurate as of the Closing Date regardless of when such damage occurs. Seller shall also be liable for any fraud or misrepresentation generally or in regard to the following representations and warranties:

                (a) Seller has good, indefeasible and marketable title in fee simple to the Property, free and clear of all liens, encumbrances, covenants and conditions, save and except taxes and assessments for the year 1997 and subsequent years and Permitted Exceptions shown on Exhibit "3". Such title will be insured by a title insurance company of recognized financial responsibility authorized to do business in the State of Florida, at regular rates and without exception, other than Permitted Exceptions.

                (b) There are no persons other than Seller having any right to occupy the Property.

                (c) Seller represents that Purchaser shall have the right prior to Closing to have the said foundation, roof, electrical systems, air conditioning and heating systems, plumbing and sprinkler systems examined by persons or entities licensed under Florida law to ascertain whether or not the same or any part thereof have been damaged or are defective in any manner.

                (d) No rents or leases have been assigned, hypothecated or pledged.

                (e) Seller has received no notice of any violation of law or ordinances, orders, requirements or regulations of any federal, state, county and municipal or other governmental or quasi-governmental department, agency or authority relating to the Property or the use and operation thereof; and Seller has no reason to believe that any such notice has been, may or will be sent or entered. To the best of Seller's knowledge, Seller has complied with, and the Property and the use and operation thereof is in compliance with, all laws, ordinances, orders, requirements, or regulations of any federal, state, county and municipal or other governmental or quasi-governmental department,

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agency or authority relating to the Property or the use and operation thereof.

                (f) There are no oil burners and oil hot water heaters or other fuel burning devices installed or in use on the Property.

                (g) A Comprehensive Liability or Umbrella Insurance policy is currently in effect covering the Property and Seller shall keep such insurance in effect to the Closing Date. A copy of all existing insurance policies shall be delivered to Purchaser no later than ten (10) days from the date of this Agreement.

                (h) To the best of Seller's knowledge, all certificates of occupancy, licenses, certificates and permits (collectively the "Permits") issued by any governmental or quasi-governmental agency or authority or any board of fire underwriters (or similar organization or institution) for or in connection with the use, occupancy and operation of the Property are in possession of Seller; the use, occupancy and operation of all or any portion of the Property does not violate any of the Permits; no additional certificates of occupancy, licenses, certificates or permits are required for the use, occupancy or operation of the Property, all of the Permits are in full force and effect. Copies of all Permits shall be made available to Purchaser for inspection no later than ten (10) days from the date of this Agreement.

                (i) To the best of Seller's knowledge, all public utilities (including, without limitation, electric, gas, water, telephone and sanitary sewerage) required for the operation of the Property enter the land and Building through lands as to which valid public or private easements exist, which easements will inure to the benefit of the Purchaser; and the deed required to be delivered in accordance with provisions of Paragraph 7 above is the only instrument necessary to convey to the Purchaser free access to and the right to use and continue to use such public utilities and the conduit supplying the same. To the best of Seller's knowledge, all roads, driveways and access ways bounding the Land and Building are either (i) public roads, or (ii) private easements which will inure to the benefit of the Purchaser. Seller has good, indefeasible and marketable title to the private (as opposed to public) easements referred to in this paragraph (j), free and clear of liens, encumbrances, covenants and conditions, or Seller shall acquire and convey all necessary easements or such title to such private (as opposed to public) easements to the satisfaction of Purchaser's counsel before Closing which will be insured by a title company of recognized financial responsibility authorized to do business in the State of Florida, at regular rates and without exception. If Seller does not have or acquire title, as provided in this Paragraph, before Closing, Purchaser shall have the right to terminate this Agreement and received a full refund of the Deposit and all payments previously made hereunder.

                (j) From the date hereof to the Closing Date or earlier termination of this Agreement, Seller shall not, without the prior written consent of Purchaser, (i) enter into any contract, lease or any transaction in respect to or affecting the Property; (ii) remove from the Property any of the fixtures thereon, except in the normal and ordinary course of business and provided that adequate replacements therefor are made; (iii) sell, encumber or grant any interest in the Property or any part thereof in any form or any manner whatsoever; or (iv) otherwise perform or knowingly permit any act which will diminish or otherwise adversely affect the condition of the

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Property, expenses, revenue, cash flow or other matters that may affect the economic value of the Property and Purchaser's interest under this Agreement or in the Property or which will prevent Seller's full performance of its obligations hereunder between the date of this Agreement and the Closing Date.

                (k) From the date hereof to the Closing Date or earlier termination of this Agreement, Seller shall be responsible and cause any other party in possession of the Property: (i) to maintain the Property free from waste and neglect and in good order and repair and keep and perform or cause to be performed all obligations of the Property owner or its agents under applicable federal, state, county and municipal laws, ordinances, regulations, orders and directives; and (ii) refrain from taking or omitting to take any action which would result in breach of any of the representations and warranties set forth in this Paragraph 15. Subject to Closing, on the Closing Date, Seller shall tender possession of the Property to Purchaser in the same condition the Property was in when last inspected by Purchaser during the Feasibility Period less ordinary wear and tear.

                (l) The information included in the Exhibits hereto and the documents to be delivered to Purchaser are and shall be true, correct and complete in all material respects, and the same do not and shall not omit any material information required to make the submission thereof misleading and incomplete.

                (m) Other than the Seller there is no person in possession or occupancy of the Property or any part thereof nor are there any persons who have possessory rights in respect to the Property or any part thereof and as of Closing, there shall be no person in possession or occupancy of the Property and no possessory rights therein expressly including Seller.

                (n) There are no defects or inadequacies in the Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor or create or be likely to create a hazard, excessive maintenance cost or material operating deficiencies. Neither Seller nor any agent or affiliate of Seller has received any notice from any insurer or board of fire underwriters requesting the performance of any repairs, alterations or other work or change in operating procedures relating to the Building which has not been fully complied with.

                (o) There is no existing or pending (nor have Seller or any agent or affiliate of Seller received any notice with respect to the following):
(i) condemnation of any part of the Property; (ii) widening, change of grade or limitation on use of streets abutting the Property; (iii) special tax or assessment to be levied against the Property; (iv) change in the zoning classification of the Property; or (v) change in the tax assessment of the Property other than the 1996 assessed value for the Property, with respect to the Property or any part thereof which has not been disclosed in writing to Purchaser.

                (p) All water, sewer, gas, electric, telephone and drainage facilities and all other utilities and public or quasi-public improvements upon or adjacent to the Property required by law or for the normal operation of the improvements on the Property are installed, are connected under valid permits, are in good working order, are adequate to serve the Property and are fully paid for, and neither the Property nor the owner thereof has any further obligation to pay any charge for or

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with respect to such public or quasi-public improvements except general real estate taxes and usage charges. There are no existing facts or conditions known to Seller which could result in the termination of any utility service to the Property. Seller further represents and warrants that neither Seller nor Seller's agents or affiliates have received any notice from any utility company or public or quasi-public organization which would indicate that any of the aforementioned statements with respect to the utility services for the Property are incorrect.

                (q) Seller shall not enter into any new lease, tenancy or contract affecting the Building without the prior written consent of the Purchaser, or as specifically provided for herein, and in such case any agreement with respect to which such consent is requested shall be in form and substance reasonably satisfactory to the Purchaser.

                (r) The Seller shall maintain or cause all services in connection with the Property in its current condition to be maintained as presently maintained until the Closing Date.

                (s) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement shall not conflict with or, with or without notice or passage of time, result in breach of any of the terms or provisions of, or constitute a default under, any instrument or agreement to which the Seller or Shareholder is or are a party or by which the Seller or Shareholder is bound or under any applicable regulation of any governmental agency, or judgment, order or decree of any court having jurisdiction over the Seller or its representatives.

                (t) That there is no litigation or other proceeding pending, or, to the knowledge of the Seller threatened against or relating to the Property or any part thereof against the Seller which might affect the Property, nor does Seller know of or have reasonable grounds to know of any basis for such action, including, without limitation, condemnation or eminent domain proceedings.

                (u) Seller has the full right and authority to execute this Agreement and to undertake all action, including the execution of the Warranty Deed, which is required by Seller; and the individuals signing this Agreement and all closing documents as the designated officers or agents of Seller are duly authorized to do so; and the execution of this Agreement by such individual is binding upon Seller and enforceable in accordance with its terms and that Seller shall, at least ten (10) days prior to the Closing, deliver to Purchaser or Purchaser's attorney a copy of such evidence of authority as Purchaser and/or Title Company may reasonably require.

                (v) That Seller has no knowledge of any facts which will impair the value of the Property or prevent Purchaser from utilizing the Property for its Intended Use (as defined in Paragraph 16 hereafter).

                (w) There are no agreements or other commitments which would have been contractually entered into with any governmental, administrative or quasi-governmental body or agency affecting or binding on the Property in any manner except as set forth on Exhibit "3", Permitted Exceptions.

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                (x) That Seller has not made any or submitted any application for the creation or annexation to "Special Assessment District" which may affect the development of the Property.

                (y) The Property is not subject to a mortgage or other encumbrance on title except the mortgage to _________________ and the Property shall be released in full from such mortgage or encumbrance at or prior to Closing. Seller shall obtain or cause the holder of said mortgage or encumbrance to release any lien, encumbrance or mortgage at or prior to Closing.

                (z) All payments for any utilities supplied to the Property are or will be paid in full prior to the date of Closing for the period up to the date of Closing.

                (aa) Except as disclosed in the asbestos survey delivered to Purchaser, No asbestos-containing materials are or were installed in any improvements on the real property at any time, and the improvements on the property contain no asbestos-containing materials except as disclosed in the environmental report previously obtained by Seller and disclosed to Purchaser.

                (bb) The Seller has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of hazardous, toxic or polluting substances; except in accordance with applicable regulations, the Seller has not treated, stored for more than ninety (90) days, recycled or disposed of any hazardous, toxic or polluting substances on the Property, and to the best of Seller's knowledge, no other person has treated or stored for more than ninety (90) days, substances on any such property; no PCB's, asbestos (except as disclosed to Purchaser with respect to asbestos tile and insulation materials) or urea formaldehyde insulation is present at any property owned or leased by and of the Seller; and there are no underground storage tanks, active or abandoned, on the Property.

                To the best of its knowledge, the Seller has complied with and is not in violation of any federal, state or local law, regulation, permit, provision or ordinance relating to the generation, storage, transportation, treatment or disposal of hazardous, toxic or polluting substances; have obtained and adhered to all necessary permits and other approvals necessary to store, dispose, and otherwise handle hazardous, toxic and polluting substances; have reported, to the extent required by federal, state and local law, all past and present sites where hazardous, toxic or polluting substances, if any, from the Seller have been treated, stored or disposed. To the best of its knowledge and except as disclosed in the environmental reports previously delivered to Purchaser, the Seller has not transported any hazardous, toxic or polluting substances or arranged for the transportation of such substances to any location which is listed or proposed for listing under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA") the Resource Conservation and Recovery Act, as amended, ("RCRA"), or the Clean Water Act, as amended, ("CWA") or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any of the Seller for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA, RCRA or the CWA which could lead to a claim being made against Purchaser or Partnership. The Seller shall at Closing assign to Purchaser any representation and warranty it may have received from its predecessors in interest with respect to the matters set forth herein.

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                 (cc) That Seller will take or cause to be taken all action necessary to cause the representations and warranties and agreements of Seller as contained in this Paragraph 15 to remain true and correct in all respects from the date of this Agreement through the Closing Date; and will refrain from taking any action or causing any action to be taken which could cause any representation, warranty or agreement of Seller to become incorrect or untrue at any time during such period.

        16. INTENDED USE OF THE PROPERTY. Purchaser has advised Seller that the Partnership intends to use the Property as a new car franchised automobile dealership for a sales, service and body shop facility ("Intended Use").

        17. CONDITIONS AND CONTINGENCIES TO CLOSING. The obligations of Purchaser under this Agreement are subject to and contingent upon the satisfaction and completion of each and all of the following conditions (in addition to those referenced in Paragraph 2 above) or written waiver of conditions by Purchaser without which Purchaser shall not be obligated to close hereunder and Purchaser shall have the right to terminate this Agreement:

                (a) The determination by Purchaser, in its sole judgment, within thirty (30) days of the date of the expiration of this Agreement, that the Feasibility Study is satisfactory and the Property is suitable for the Partnership's Intended Use; and

                (b) The Survey is satisfactory to Purchaser or its counsel and an engineer, construction expert or other expert of Purchaser's choice has inspected the building and foundation of the structure on the Property to Purchaser's satisfaction; and

                (c) All representations and warranties of Seller as herein provided with respect to the Property must be true and correct as of the Effective Date of this Agreement and as of the date of Closing, and Seller shall, prior to the date of Closing, have complied with, abided by and performed all agreements of Seller with respect to the Property as set forth in this Agreement; and

                (d) Seller's title to the Property must be as agreed hereunder at the time of Closing; and

                (e) Seller shall deliver or cause the following to be delivered to the Purchaser at the Closing:

                           (i) An assignment of Class A Partnership Interests in
form reasonably acceptable to Purchaser;

                           (ii) An assignment of those Permits which are
transferrable ("Assigned Permits") to the extent that such Permits, and any renewals thereof, are in effect at the time of Closing, duly executed by Seller;

                           (iii) A certificate of the Seller and dated as of the
Closing Date, certifying

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that all of the representations and warranties of the Seller contained in this
Agreement are true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and that the Seller has fully performed on or prior to the Closing Date all of the obligations of the Seller contained in this Agreement;

                           (iv) Notice of transfer of the Property to
Partnership to any government authorities requiring notices upon the sale or transfer of title to the Property;

                           (v) The originals or copies of any real property tax
bills for the Property and Building for the then current fiscal year and, if requested, the originals or copies of any current water, sewer and utility bills which are in Seller's custody or control;

                           (vi) All Plans and existing surveys for the Building
in the possession of the Seller;

                           (vii) Lien and Possession Affidavit in form
acceptable to the title company and Purchaser's attorney sufficient to remove standard printed exceptions to title in the policy regarding (i) unrecorded matters (except general real estate taxes not yet due and payable), (ii) parties in possession, (iii) survey, if appropriate survey is provided by Purchaser, and
(iv) mechanic's liens;

                           (viii) Statutory General Warranty Deed free and clear
of all liens and encumbrances except for the Permitted Exceptions shown on Exhibit "3";

                           (ix) Affidavit establishing Seller is not "foreign
persons" in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended;

                           (x) Closing Statement in form and substance
satisfactory to Purchaser and Purchaser's counsel;

                           (xi) Such other documents as may be reasonably
required to carry out the intent of the parties hereunder.

                  (f) An applicable governmental body revises or imposes new fire safety standards or requirements prior to the Closing Date, Seller shall notify Purchaser of such new requirements in a timely manner. If Purchaser does not wish to comply with such requirements, Purchaser shall have the right to terminate this Agreement and receive a full refund of the Deposit and all payments previously made hereunder.

                  In the event any or all of the foregoing have not been fulfilled, accomplished and satisfied, then Purchaser, at its option, shall have the right to either (i) terminate this Agreement and upon such termination the Deposit shall be returned to Purchaser and thereupon all rights and liabilities arising hereunder shall terminate, (ii) waive any or all of the conditions and proceed with the Closing, or (iii) extend the Closing date hereunder, but no later than one hundred eighty (180) days from the date of this Agreement.

         18. NOTICES. Any notice or demand given hereunder shall be in writing and shall be (i) delivered by hand, or (ii) delivered through the United States mail, postage prepaid, certified, return receipt requested, or (iii) delivered through or by Federal Express, Express Mail, UPS, Purolator or other expedited mail or package service, addressed to the parties at the addresses shown on the first page of this Agreement. Any notice or demand that may be given hereunder shall be deemed complete (i) upon depositing any such notice or demand in the United States mail with proper postage affixed thereof, certified, return receipt requested, or (ii) upon depositing any such notice or demand with Federal Express, Express Mail, Airborne, UPS, or other expedited mail or package delivery, or (iii) upon hand delivery to the appropriate address as herein provided. Any party hereto may change said address by notice in writing to the other parties in the manner herein provided.

         19. ATTORNEY'S FEES AND COSTS. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred in connection with such litigation, including reasonable attorneys' fees, whether in preparation for, at trial, or on appeal.

         20. SURVIVAL. Any provision of this Agreement which by its nature and effect is required to be observed, kept or performed after Closing shall survive the Closing and shall not be merged therein but shall remain binding upon and for the benefit of the parties hereto and their respective successors and assigns until fully observed, kept or performed; provided, however the representations and warranties set forth herein shall not survive the Closing except for items 15a and bb.

         21.      APPORTIONMENT AND RELATED MATTERS.

                  (a) All items shall be apportioned between the Seller and the Partnership as of midnight on the Closing Date except as otherwise specifically provided for herein.

                  (b) The Seller shall notify the utility companies furnishing such services that the billing thereof to the Seller shall be discontinued on the day preceding Closing, in which event, the Partnership shall make arrangements to have such billing charged to the Partnership commencing with the day of Closing and the Seller shall pay all charges billed with respect to such utilities through the Closing Date. Seller shall transfer or cause all utility deposits, bonds or other similar amounts to be transferred to Purchaser at Closing and Purchaser shall reimburse Seller for same;

                  (c) Any additional closing adjustments shall be determined jointly by representatives of the Seller and the Purchaser.

                  (f) The provisions of this Paragraph 21 shall survive the Closing hereunder.

         22.      MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement of the parties hereto and supersedes any prior understandings, or written or oral agreements between the parties respecting the terms of this Agreement. No agreements, unless incorporated in this Agreement, shall be binding upon the parties hereto.

                  (b) Purchaser may not assign this Agreement and Purchaser's rights hereunder without the consent of Seller except to a related or affiliated individual or company of Purchaser.

                  (c) In computing any period of time prescribed by the terms of this Agreement, the day from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is a Saturday, Sunday, legal holiday (i.e., not a "Business Day"), in which event the period shall run until the end of the next day which is a Business Day. In the event any day on which any act is to be performed by Seller or Purchaser under the terms of this Agreement is not a Business Day, the time for the performance by Seller to Purchaser of any such act shall be extended to the next day which is a Business Day.

                  (d) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument; and any party or signatory hereto may execute this Agreement by signing any such counterpart.

                  (e) Waiver of performance or satisfaction of any condition, covenant, requirement, obligation or warranty must be in writing signed by the parties so waiving.

                  (f) This Agreement and the interpretation and enforcement of the same shall be governed by and construed in accordance with the laws of the State of Florida. Venue and jurisdiction for any action hereunder shall be taken in a court of competent jurisdiction located in Manatee County, Florida.

                  (g) This Agreement shall be binding upon and its benefits and advantages shall inure to the successors and assigns of the parties hereto. Whenever used herein the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

                  (h) No amendment, modification or alteration of the terms of this Agreement shall be binding unless such amendment, modification or alteration is in writing, dated subsequent to the date hereof, and duly executed by the parties hereto.

         EXECUTED ON March _____, 1997.

Signed, sealed and delivered                 SELLER:
in the presence of:

                                             BILL GRAHAM FORD, INC.

 _____________________________________       By:___________________________
 _____________________________________       Its: _________________________

                                             PURCHASER:

                                             MEALEY ACQUISITIONS, INC.,
                                             Or Its Assigns

                                             By:___________________________
                                             Its: _________________________